As filed with the Securities and Exchange Commission on November 18, 2005
Registration No. 333-111130

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WESTERN DIGITAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0956711
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
20511 Lake Forest Drive
Lake Forest, California 92630
(Address, Including Zip Code, of Principal Executive Offices)

Western Digital Corporation
Amended and Restated 1993 Employee Stock Purchase Plan
(Full Title of the Plan)

Raymond M. Bukaty
Senior Vice President, Administration, General Counsel and Secretary
Western Digital Corporation
20511 Lake Forest Drive
Lake Forest, California 92630
(949) 672-7000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
COPY TO:
J. Jay Herron, Esq.
O’Melveny & Myers LLP
610 Newport Center Drive, Suite 1700
Newport Beach, California 92660-6429

EXPLANATORY NOTE
     Western Digital Corporation, a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on December 12, 2003 (Commission File No. 333-111130 and referred to herein as the “Registration Statement”) with respect to shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Western Digital Corporation 1993 Employee Stock Purchase Plan (the “1993 ESPP”). A total of 3,000,000 shares of Common Stock were initially registered for issuance under the Registration Statement.
     The Registrant has since adopted a new employee stock purchase plan, the Western Digital Corporation 2005 Employee Stock Purchase Plan (the “2005 ESPP”), which was approved by the Registrant’s stockholders on November 17, 2005. The 1993 ESPP terminated on November 17, 2005 upon stockholder approval of the 2005 ESPP. Of the 3,000,000 shares of Common Stock initially registered for issuance with respect to the 1993 ESPP under the Registration Statement, 1,253,204 shares were actually issued and the balance, 1,746,796 shares, were not issued (these 1,746,796 shares not actually issued are referred to as the “Carryover Shares”). The Carryover Shares are hereby deregistered.
     Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register the shares of Common Stock now available for offer or sale pursuant to the 2005 ESPP.
     In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement is hereby filed to carry over the registration fees paid for the Carryover Shares from the Registration Statement to the Registration Statement on Form S-8 for the 2005 ESPP that is filed contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of California, on November 17, 2005.

WESTERN DIGITAL CORPORATION
By:	/s/ Arif Shakeel
Arif Shakeel
President and Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Arif Shakeel and Raymond M. Bukaty, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 3 to Form S-8 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Arif Shakeel	President and Chief Executive Officer and Director	November 17, 2005

Arif Shakeel	(Principal Executive Officer)

/s/ Stephen D. Milligan	Senior Vice President and Chief Financial Officer	November 17, 2005

Stephen D. Milligan	(Principal Financial Officer)

/s/ Joseph R. Carrillo	Vice President and Corporate Controller	November 17, 2005

Joseph R. Carrillo	(Principal Accounting Officer)

Signature	Title	Date

/s/ Matthew E. Massengill	Chairman	November 17, 2005

Matthew E. Massengill

/s/ Peter D. Behrendt	Director	November 17, 2005

Peter D. Behrendt

/s/ Kathleen A. Cote	Director	November 17, 2005

Kathleen A. Cote

/s/ Henry T. DeNero	Director	November 17, 2005

Henry T. DeNero

/s/ William L. Kimsey	Director	November 17, 2005

William L. Kimsey

/s/ Michael D. Lambert	Director	November 17, 2005

Michael D. Lambert

/s/ Roger H. Moore	Director	November 17, 2005

Roger H. Moore

/s/ Thomas E. Pardun	Director	November 17, 2005

Thomas E. Pardun

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

24.	Power of Attorney (included in this Registration Statement under “Signatures”).